News	UNIT CORPORATION
8200 South Unit Drive, Tulsa, Oklahoma, 74132
Telephone 918 493-7700, Fax 918 493-7711

Contact:	Rene Punch
Investor Relations
(918) 493-7700
www.unitcorp.com

For Immediate Release
June 10, 2022

UNIT CORPORATION ANNOUNCES UPDATE OF DIVESTITURE PROCESS AND EXPANSION OF ITS STOCK REPURCHASE PROGRAM

Tulsa, Oklahoma . . . Unit Corporation (OTC Pink: UNTC) (Company) announced today that it has ended its engagement with Tudor, Pickering, Holt & Co. (TPH) as advisor for the previously announced process to sell up to all of its oil and gas properties and reserves. The decision to terminate the Company’s engagement with TPH was primarily based on significant increase in the price of oil, natural gas, and natural gas liquids since the process was announced, as well as factors created by general volatility in the market. During the process, the Company entered into an agreement to sell its Gulf Coast oil and gas properties for $56 million, subject to customary adjustments. That agreement is set to close on July 1, 2022. The Company will continue to evaluate acquisition and divestiture opportunities in the ordinary course of business.
The Company also announced today that the board has authorized the Company to increase from $50 million to $100 million the aggregate value of shares of common stock that the Company may repurchase under its stock repurchase program initially announced on July 13, 2021 and increased on October 8, 2021. Repurchases will continue to be made from time to time at the Company’s discretion through open market purchases, privately negotiated transactions, or other available means. The Company intends to fund repurchases from available liquidity. The Company has no obligation to repurchase any additional shares under the repurchase program and may suspend or discontinue it any time without prior notice. To date, the Company has repurchased 1,271,963 shares for approximately $41 million under the repurchase program.
Philip B. Smith, the Company’s Chairman and Chief Executive Officer, commented, “The board's decision to end the Company's engagement with TPH reflects the opportunities created by increased oil and natural gas prices and its conviction that the Company can create more shareholder value by operating the properties.”
“Our confidence in the Company and commitment to optimizing shareholder returns is further reflected in the board’s decision to expand our stock repurchase program for a second time.”
“Additionally, the board expressed its desire to return value to shareholders in the form of future distributions when it thinks the time is appropriate.”
About Unit Corporation
Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production, contract drilling and natural gas gathering and processing. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.
Forward-Looking Statements
This press release has forward-looking statements within the meaning of the Private Securities Litigation Reform Act. All statements, other than statements of historical facts, included in this release that address activities, events, or developments that the Company expects, believes, or anticipates will or may occur are forward-looking statements. Several risks and uncertainties could cause actual results to differ materially from these statements, including changes in oil and natural gas prices, changes in the Company’s reserves estimates or its value thereof, the level of activity in the oil and natural gas industry and other risk factors described in the Company's publicly available SEC reports. The Company assumes no obligation to update publicly such forward-looking statements, whether because of new information, future events, or otherwise.
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